UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported):	July 13, 2015

              OSHKOSH CORPORATION
(Exact name of registrant as specified in its charter)

Wisconsin	1-31371	39-0520270
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

  P.O. Box 2566, Oshkosh, Wisconsin 54903
(Address of principal executive offices, including zip code)

           (920) 235-9151
(Registrant’s telephone number, including area code)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)           On July 13, 2015, the Board of Directors of Oshkosh Corporation (the “Company”) increased the size of the Board from 11 to 12 members and elected Steven C. Mizell as a director to fill the vacancy resulting from that increase.  The initial term as director for Mr. Mizell will expire at the Company’s 2016 annual meeting of shareholders. The Board has determined that Mr. Mizell is independent under the listing standards of the New York Stock Exchange and the Company’s criteria for determining director independence. With the addition of Mr. Mizell, the Board now includes 11 independent directors.  At the time of his election, the Board did not appoint Mr. Mizell to any committee of the Board.

On July 13, 2015, in connection with his election to the Board, the Company awarded Mr. Mizell 1,825 shares of the Company’s common stock, which represents a prorated amount of the value of the Company’s latest annual stock award to non-employee directors.  The stock award was made under the Oshkosh Corporation 2009 Incentive Stock and Awards Plan, as amended and restated.  In addition, Mr. Mizell became entitled to receive the annual retainer paid to non-employee directors of the Company.

Mr. Mizell currently serves as Executive Vice President and Chief Human Resources Officer of Monsanto Company, a leading global agriculture, chemicals and technology company, a position he has held since August 2007.  From April 2004 to August 2007, Mr. Mizell served as Senior Vice President, Human Resources of Monsanto.  Prior to joining Monsanto, Mr. Mizell served as Senior Vice President and Chief Corporate Resources Officer of Advance PCS from August 2001 to March 2004, as Senior Vice President, Chief Human Resources and Real Estate Officer of Zilog, Inc. from 1998 to 2001 and as Vice President of Human Resources and Operations, CBS from 1995 to 1998.

There are no arrangements between Mr. Mizell and any other person pursuant to which Mr. Mizell was elected to serve as a director, nor are there any transactions in which the Company is a participant in which Mr. Mizell has a material interest requiring disclosure pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSHKOSH CORPORATION
Date: July 16, 2015	By: /s/ Bryan J. Blankfield Bryan J. Blankfield Executive Vice President, General Counsel and Secretary